Exhibit 99.1
LifeCell Corporation

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS RECORD FINANCIAL RESULTS:
FIRST QUARTER 2006 PRODUCT REVENUES UP 55%

Company Increases Full Year 2006 Revenue and Earnings Guidance

BRANCHBURG, NJ, April 26, 2006 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for the first quarter ended March 31, 2006. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss first quarter 2006 financial results and expected financial performance for full year 2006.

First Quarter 2006 Results

Product revenues for the first quarter were $30.5 million, up 55%, compared to $19.7 million reported for the same period in 2005. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 69% to $25.3 million in the current quarter compared to $14.9 million in the first quarter of 2005. Orthopedic product revenues, which include Graft Jacket® and AlloCraft™DBM, increased to $2.2 million in the quarter from $1.9 million in the first quarter of 2005. GraftJacket® revenues represented $1.8 million in the quarter compared to $1.4 million in the prior year quarter. Repliform® revenues increased in the quarter to $2.1 million from $1.7 million in the same quarter in 2005.

Operating income for the first quarter of 2006 increased 95% to $6.6 million compared to operating income of $3.4 million in the first quarter of 2005. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, based on estimated fair values. The Company elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. Stock-based compensation expense recognized under SFAS 123R for the three months ended March 31, 2006 was $1.8 million, whereas there was no stock-based compensation expense recognized in the first quarter of 2005.

Net income for the first quarter of 2006 was $4.1 million, or $.12 per diluted share, compared to net income of $2.1 million, or $.07 per diluted share in the first quarter of 2005. As noted above, since the Company adopted the provisions of SFAS 123R on a prospective basis, we did not adjust prior year reported results. If compensation expense was recorded for share based payments in the first quarter of 2005, adjusted net income, including stock based compensation, would have been $1.7 million, or $.05 per diluted share. Adjusted net income is considered non-GAAP financial information and a reconciliation of reported net income to adjusted net income is included in the attached financial tables.

LifeCell’s balance sheet remains strong with $52.3 million of cash and investments and no debt at March 31, 2006.

-more-

Full Year 2006 Financial Outlook

Based on the Company’s first quarter 2006 operating results and expectations for the remainder of 2006, the Company now anticipates product revenues for full year 2006 in the range of $130.0 million to $138.0 million, compared to the previous range of $124.0 million to $130.0 million. The revised product revenue range represents anticipated annualized growth between 39% and 48%, compared with 2005 product revenues of $93.3 million. The Company expects its product revenue mix in 2006 to be approximately 86% reconstructive, 7% orthopedic and 7% urogynecology.

The Company also increased its 2006 operating income target to a range of $28.0 million to $32.0 million, compared to the previous range of $25.0 million to $27.5 million. The revised operating income range includes expected non-cash stock based compensation expense of approximately $8 million. The Company expects net research and development spending in 2006 to represent approximately 13% of expected 2006 product revenue.

Diluted net income per share is expected to be in the range of $0.50 to $0.56, including expected stock based compensation of approximately $0.17 per share. The Company’s previous range for diluted net income per share was $0.42 to $0.46. Excluding stock based compensation, the revised range for diluted net income per share is $0.67 to $0.73. Diluted net income per share excluding stock based compensation is considered non-GAAP financial information. The Company has included this information as a supplement to the GAAP basis presentation to enhance the overall understanding of the Company’s expected future financial performance. Actual results of operations in 2006 will include the impact of stock based compensation.

Conference Call Information

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (888) 515-2781 / domestic or (719) 457-2605 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.

A recording of the live-call will be available until May 25, 2006. The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820. The replay access code is 2572864 .

About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biosurgery market. LifeCell maintains a website at www.lifecell.com.

-more-

Forward-looking Statements

The 2006 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended March 31, 2006. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2006 operating results. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims;  our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update the information contained in this news release.

Non-GAAP Financial Information

The Company provides non-GAAP financial measures including adjusted net income and adjusted net income per share as a supplement to GAAP financial information to enhance the overall understanding of the Company’s financial performance and to assist investors in evaluating the Company’s results of operations, period over period. Investors should consider these non-GAAP measures as a supplement to, and not a substitute for financial information prepared on a GAAP basis.

Reconciliation of Non-GAAP Net Income and Net Income per Share

Three Months Ended March 31, 2005

Net income, as reported (GAAP)	$2,129,000
Less: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(469,000)
Adjusted Net Income (non-GAAP)	$1,660,000

Diluted net income per common share
As reported (GAAP)	$0.07
Adjusted (non-GAAP)	$0.05

-more-

LIFECELL CORPORATION
Financial Highlights
(Unaudited)

Statement of Operations Data:	Three Months Ended

	March 31,
	2006	2005
Revenues:
Product revenues	$30,523,000	$19,714,000
Research grant revenues	142,000	166,000
Total revenues	30,665,000	19,880,000

Costs and Expenses:
Cost of products sold	8,981,000	6,184,000
Research and development	3,455,000	2,026,000
General and administrative	4,315,000	2,412,000
Selling and marketing	7,283,000	5,860,000
Total costs and expenses	24,034,000	16,482,000

Income from operations	6,631,000	3,398,000

Interest and other income , net	488,000	121,000

Income before income taxes	7,119,000	3,519,000

Income tax provision, net	3,056,000	1,390,000

Net income	$4,063,000	$2,129,000

Net income per common share:
Basic	$0.13	$0.07
Diluted	$0.12	$0.07
Shares used in computing net income per common share:
Basic	32,476,000	29,237,000
Diluted	33,532,000	32,156,000

Selected Balance Sheet Data:	March 31,	December 31,
	2006	2005
Cash, cash equivalents and investments	$52,296,000	$48,067,000
Receivables, net of allowance	18,671,000	15,786,000
Inventories	14,568,000	12,536,000
Accounts payable & accrued liabilities	14,288,000	14,725,000
Working capital	80,254,000	73,209,000
Total assets	116,314,000	106,998,000
Total debt obligations	-	-
Total stockholders’ equity	102,026,000	92,070,000

###